$160,000,000

                   REVOLVING CREDIT AGREEMENT

                   DATED AS OF MARCH 5, 1997

                             AMONG

                    NPC INTERNATIONAL, INC.,

                         VARIOUS BANKS


                              AND

            TEXAS COMMERCE BANK NATIONAL ASSOCIATION
                            as Agent

                              AND

                   NATIONSBANK OF TEXAS, N.A.
                     as Documentation Agent


                       TABLE OF CONTENTS


                                                             page


1.   DEFINITIONS, INTERPRETATION OF AGREEMENT AND COMPLIANCE
     WITH FINANCIAL RESTRICTIONS.                               1
          1.1  Definitions.                                     1
          1.2  Other Definitional Provisions.                  11
          1.3  Interpretation of Agreement.                    11
          1.4  Compliance with Financial Restrictions.         11
          1.5  Accounting Principles.                          11

2.   COMMITMENTS OF THE BANKS; BORROWING PROCEDURES.           11
          2.1  Commitments.                                    11
          2.2  Loan Options.                                   12
          2.3  Borrowing Procedure.                            12
          2.4  Continuation and/or Conversion of Loans.        12
          2.5  Extension of the Termination Date.              13

3.   NOTE EVIDENCING LOANS.                                    13
          3.1  Reference Rate Loans; Eurodollar Loans.         13
          3.2  Evidence of Loans.                              14

4.   LETTER OF CREDIT                                          14
          4.1  Issuance of Letters of Credit.                  14
          4.2  Procedure for Issuance.                         14
          4.3  Purchase of Participations.                     15
          4.4  Presentment and Honor of Letter of Credit.      15
          4.5  Obligations of the Company Absolute.            15
          4.6  Liability of TCB.                               16
          4.7  Provisions of Agreement Control.                16

5.   INTEREST AND FEES.                                        17
          5.1  Interest.                                       17
          5.2  Commitment Fee.                                 17
          5.3  Letter of Credit Fees.                          17
          5.4  Method of Calculating Interest and Fees.        17
          5.5  Agent's Fee.                                    18

6.   PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
     OF THE CREDIT                                             18
          6.1  Place of Payment.                               18
          6.2  Prepayments.                                    18
          6.3  Reduction of Credit.                            18
          6.4  Offset.                                         19
          6.5  Proration of Payments.                          19

7.   INDEMNIFICATION: EURODOLLAR LOANS.                        19
          7.1  Indemnity for Funding Losses.                   19
          7.2  Capital Adequacy.                               19
          7.3  Additional Provisions Relating to Eurodollar Loans.    20

8.   CONDITIONS PRECEDENT TO ALL LOANS.                        22
          8.1  Notice.                                         22
          8.2  Default.                                        22
          8.3  Insurance.                                      22
          8.4  Warranties.                                     22
          8.5  Certification.                                  22

9.   CONDITIONS PRECEDENT TO EFFECTIVE DATE AND INITIAL
     LOAN AND LETTER OF CREDIT THEREON OR THEREAFTER.          23
          9.1  Note.                                           23
          9.2  Resolutions; Consents and Approvals.            23
          9.3  Incumbency.                                     23
          9.4  Opinion.                                        23
          9.5  General.                                        23

10.  REPRESENTATIONS AND WARRANTIES.                           23
          10.1 Existence.                                      23
          10.2 Authorization.                                  24
          10.3 No Conflicts.                                   24
          10.4 Validity and Binding Effect.                    24
          10.5 Financial Statements.                           24
          10.6 Litigation.                                     24
          10.7 Taxes.                                          25
          10.8 Liens.                                          25
          10.9 No Default.                                     25
          10.10Insurance.                                      25
          10.11Subsidiaries.                                   25
          10.12Partnerships.                                   25
          10.13Regulation U.                                   25
          10.14Compliance.                                     26
          10.15Pension Plans.                                  26

11.  COMPANY'S COVENANTS.                                      26
          11.1 Financial Statements and Other Information.     26
          11.2 Books, Records and Inspection.                  27
          11.3 Conduct of Business.                            27
          11.4 Taxes.                                          27
          11.5 Notices.                                        28
          11.6 Pension Plans.                                  28
          11.7 Expenses.                                       28
          11.8 Indebtedness.                                   29
          11.9 Liens.                                          29
          11.10Merger, Purchase and Sale.                      29
          11.11Nature of Business.                             30
          11.12Franchise Rights.                               30
          11.13Net Worth.                                      30
          11.14Leverage Ratio.                                 30
          11.15Fixed Charge Coverage.                          30
          11.16Insurance.                                      30
          11.17Restricted Payments.                            31
          11.18Leases.                                         31
          11.19Company's and Subsidiaries' Stock.              31
          11.20Guaranties.                                     31
          11.21Investments.                                    31
          11.22Subsidiaries.                                   32
          11.23Unconditional Purchase Obligation.              32
          11.24Other Agreements.                               32
          11.25Use of Proceeds.                                32
          11.26Amendment to Loan Documents.                    33

12.  EVENTS OF DEFAULT AND REMEDIES.                           33
          12.1 Events of Default.                              33
          12.2 Remedies.                                       35
          12.3 Preservation of Security for Unmatured
               Reimbursement  Obligations.                     36

13.  RELATIONSHIP AMONG BANKS.                                 36
          13.1 Appointment and Grant of Authority.             36
          13.2 Non-Reliance on Agent.                          36
          13.3 Responsibility of the Agent and Other Matters.  37
          13.4 Action on Instructions.                         37
          13.5 Indemnification.                                38
          13.6 TCB and Affiliates.                             38
          13.7 Notice to Holder of Loans.                      38
          13.8 Successor Agent.                                38

14.  GENERAL.                                                  39
          14.1 Waiver and Amendments.                          39
          14.2 Notices.                                        39
          14.3 Severability; Participations; Assignments.      40
          14.4 Indemnification.                                42
          14.5 LAW.                                            42
          14.6 Successors.                                     42
          14.7 Subsidiary Reference.                           42
          14.8 ENTIRE AGREEMENT.                               43
          14.9 Counterparts.                                   43
          14.10Interest.                                       43



                   REVOLVING CREDIT AGREEMENT


     THIS REVOLVING CREDIT AGREEMENT, dated as of March 5, 1997 (this "Agreement"), is entered into among NPC INTERNATIONAL, INC., a Kansas corporation (the "Company"), the banks listed on the signature pages hereof (together with such other financial institutions that from time to time become parties hereto, individually a "Bank" and collectively the "Banks"), TEXAS COMMERCE BANK NATIONAL ASSOCIATION ("TCB"), as Agent for the Banks and NATIONSBANK OF TEXAS, N.A., as Documentation Agent for the Banks..

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS, INTERPRETATION OF AGREEMENT AND COMPLIANCE WITH FINANCIAL RESTRICTIONS.. DEFINITIONS, INTERPRETATION OF AGREEMENT AND COMPLIANCE WITH FINANCIAL RESTRICTIONS.

     1.1 Definitions..1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Acquisition Agreement shall mean the Acquisition Agreement dated as of March 25, 1996 by and among Seattle Crab Co., the Company and Skipper's, Inc.

     Affiliate of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan (hereinafter defined)). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

     (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of such Person; or

     (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     Agent means TCB as Agent for the Banks hereunder and each successor, as provided in Section 13.8, who shall act as Agent.

     Alternate Base Rate means a per annum interest rate which is the greater at any time of (i) the rate of interest then most recently announced by TCB at Houston, Texas as its prime rate, or (ii) 0.5% plus the Federal Funds Rate. Such prime rate of TCB is not necessarily intended to be the lowest rate of interest determined by TCB in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Alternate Base Rate Loans shall take effect simultaneously with each change in the Alternate Base Rate. The Agent shall give notice promptly to the Company and the Banks of changes in the Alternate Base Rate.

     Assignee shall have the meaning set forth in Section 14.3(c)(i).

     Assignment   and   Acceptance  shall  have  the  meaning   set   forth   in
Section 14.3(c)(i).

     Bank -- see the Preamble.

     Banking Day means any day on which banks are open for business in Houston, Texas, and with respect to Eurodollar Loans, on which dealings in foreign currencies and exchange may be carried on by the Agent in the interbank Eurodollar market.

     Capitalized Lease means any lease which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP.

     Code means the Internal Revenue Code of 1986 and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

     Commitment means, as to any Bank, the amount set forth opposite said Bank's name on the signature page hereof (or such reduced amount as may be fixed by the Company pursuant to Section 6.3).

     Company -- see the Preamble.

     Computation Period means any period of four consecutive fiscal quarters of the Company ending on the last day of a fiscal quarter.

     Consolidated Net Earnings means the consolidated gross revenues of the Company and its Subsidiaries less all operating and non-operating expenses of the Company and its Subsidiaries including taxes on income, all determined in accordance with GAAP consistent with those followed in the preparation of the financial statements referred to in Section 10.5, provided that (i) there shall not be included in revenues (a) any income representing the excess of equity in any Subsidiary at the date of acquisition over the investment in such Subsidiary, (b) any equity in the undistributed earnings of any corporation which is not a Subsidiary, (c) any earnings of any Subsidiary for any period prior to the fiscal year of the Company in which such Subsidiary was acquired, or (d) any gains resulting from the write-up of assets, and (ii) capital gains may be included in revenues only to offset capital losses; provided, further, that for the purpose of calculating Consolidated Net Earnings with respect to the last day of the fiscal quarter ended March 26, 1996, and with respect to the last day of each of the next three successive fiscal quarters thereafter, there shall not be included in calculating Consolidated Net Earnings any charges against income in connection with the Skipper's Sale, or in connection with the closure or relocation of up to eight Tony Roma's locations during calendar year 1996, which might otherwise be required under GAAP.

     Consolidated Net Worth means, at any time, the total of stockholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock, ESOP obligations and similar contra accounts) of the Company and its consolidated Subsidiaries calculated in accordance with GAAP.

     Credit means the aggregate Commitments of the Banks to make Loans and issue Letters of Credit under the terms of this Agreement.

     Dollars and the sign "$" mean lawful money of the United States of America.

     EBITDA means Consolidated Net Earnings before interest expense, provision for taxes (to the extent not excluded from Consolidated Net Earnings), depreciation, amortization and the noncash portion of nonrecurring charges (as defined by GAAP).

      Effective Date means the date on which all the conditions precedent set forth in Section 9 are met or waived in writing by the Agent and the Majority Banks.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     ERISA Affiliate means any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414 (b) and 414 (c), respectively, of the Code.

     Eurocurrency Reserve Percentage means, with respect to any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining reserve requirements applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency liabilities," as presently defined in Regulation D. For purposes of this definition, any Eurodollar Loans hereunder shall be deemed to be "Eurocurrency liabilities" as defined in Regulation D.

     Eurodollar Loan means any Loan which bears interest at a rate determined with reference to the Interbank Rate (Reserve Adjusted).
     Event of Default means any of the events described in Section 12.1.

     Existing Letters of Credit means the Letters of Credit identified on Exhibit P hereto.

     Federal Funds Rate means for any date the weighted average of the rates on overnight Federal Funds transactions, with members of the Federal Reserve System only, arranged by Federal Funds brokers applicable to Federal Funds transactions on that date. The Federal Funds Rate shall be determined by the Agent on the basis of reports by Federal Funds brokers to, and published daily by, the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities. If such publication is unavailable or the Federal Funds Rate is not set forth therein, the Federal Funds Rate shall be determined on the basis of any other source reasonably selected by the Agent. In the case of a day which is not a Banking Day, the Federal Funds Rate shall be the Federal Funds Rate for the immediately preceding Banking Day.

     Franchise Agreement means any franchise agreement between the Company or any Subsidiary and Pizza Hut, Inc., as such may be amended or modified from time to time.

     GAAP means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

     Highest Lawful Rate shall have the meaning set forth in Section 14.10.

     Indebtedness means, without duplication,

          (i) any obligation, including, without limitation, any obligation for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money), which under GAAP is shown on the balance sheet as a liability (including any obligation under a Capitalized Lease but excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation),

          (ii) indebtedness which is secured by a Lien on, or payable out of the proceeds of production from, property owned by the Company or any Subsidiary, whether or not the indebtedness secured thereby shall have been assumed by the Company or such Subsidiary,

          (iii) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any Person,

          (iv) obligations under any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any property from any Person, in each case in order to enable the Company or any Subsidiary primarily to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses of such Person,

          (v) obligations under any contract for the purchase of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered,

          (vi) obligations under any contract to rent or lease (as lessee) any real or personal property if such contract (or related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use and requires that the lessee purchase or otherwise acquire material amounts of securities, assets or obligations of the lessor,

          (vii) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee;

all as determined in accordance with GAAP; provided that Indebtedness shall not include trade accounts payable, accrued expenses or income taxes payable, each arising in the ordinary course of business.

     Indebtedness to Pro Forma EBITDA Ratio means, as of the last day of any fiscal quarter, the ratio of (a) all Indebtedness of the Company and its Subsidiaries on such day to (b) Pro Forma EBITDA for the period of four consecutive fiscal quarters ending on such day.

     Indemnification   Agreements   shall   mean,   collectively,   the    Lease
Indemnification Agreement and the Liability Assumption Agreement, as those agreements are defined and identified in the Acquisition Agreement.

     Interbank Rate means, for any Interest Period, the rate per annum at which Dollar deposits in immediately available funds are offered to the Agent two Banking Days prior to the beginning of such Interest Period by major banks in the interbank Eurodollar market as at or about 10:00 a.m., Houston time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal to the amount of TCB's Eurodollar Loan for such Interest Period.

     Interbank Rate (Reserve Adjusted) means a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

         Interbank Rate      =          Interbank Rate
       (Reserve Adjusted)     1.0-Eurocurrency Reserve Percentage

     Interest Period means, with respect to any Eurodollar Loan, the one month, two month, three month or six month period commencing on the applicable borrowing date or conversion date of such Loan or the last day of the prior Interest Period for such Loan, as the case may be; provided, however, that no Interest Period shall extend beyond the Termination Date. Each Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day unless such next succeeding Banking Day is the first Banking Day of a calendar month, in which case it shall end on the next preceding Banking Day.

     Investment means any investment, made in cash or by delivery of any kind of property or asset, in any Person, whether by acquisition of shares of stock or similar interest, Indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise.

     Letters of Credit shall have the meaning set forth in Section 4.1.

     Letter  of  Credit  Application  shall  have  the  meaning  set  forth   in
Section 4.2.

     Lien means any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Capitalized Lease.

     Loan -- see Section 2.1.

     Loan Documents means this Agreement, the Note, any Letter of Credit Application and any and all agreements or instruments now or hereafter executed and delivered by the Company, any Subsidiary or any other Person guaranteeing, securing or otherwise supporting payment or performance of the Note, this Agreement or any other Loan Document, as they may be modified or amended from time to time in accordance with the terms and provisions thereof.

     Majority Banks means those Banks whose share in the aggregate principal amount of the Loans outstanding constitutes (or, if no Loans are outstanding, those whose Percentage constitutes) more than fifty percent (50%).

     Margin means (a) initially, 1.00% and (b) on and after any date specified below on which the Margin is to be adjusted, the rate per annum set forth in the table below opposite the applicable Indebtedness to Pro Forma EBITDA Ratio:
         Indebtedness
              to
       Pro Forma EBITDA                  Margin

          2.75 < x                        1.50%

          2.50 < x < 2.75                 1.25%

          2.25 < x < 2.50                 1.00%

          1.50 < x < 2.25                   .75%

          x < 1.50                          .50%

The Margin shall be adjusted, to the extent applicable, 45 days (or, in the case of the last fiscal quarter of any fiscal year, 90 days) after the end of each fiscal quarter based on the Indebtedness to Pro Forma EBITDA Ratio as of the last day of such fiscal quarter; it being understood that if the Company fails to deliver the financial statements required by Section 11.1(a) or 11.1(b), as applicable, by the 45th day (or, if applicable, the 90th day) after any fiscal quarter, the Margin shall be 1.50% until such financial statements are delivered.

     Note means the Note referred to in Section 3.

     Payment Date means (a) as to any Eurodollar Loan, the last day of each Interest Period with respect thereto and, if such Interest Period is in excess of three months, the date that is three months after the commencement of such Interest Period, and (b) as to any Reference Rate Loan, the last day of each March, June, September and December.

     PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     Percentage means, for any Bank, the percentage which the amount of such Bank's Commitment is of the amount of the Credit.

     Permitted Liens means the following, provided that none of the following materially adversely affect the financial condition or business operations of the Company and its Subsidiaries taken as a whole:

          (1) Liens of taxes, assessments, and governmental charges not yet payable, or not delinquent and payable without interest or penalty so long as so payable;

          (2) Liens of taxes, assessments, governmental charges and other Indebtedness, the validity of which are being contested in good faith by appropriate action diligently pursued, provided that such proceeding shall suspend the collection of such taxes, assessments, governmental charges, or other Indebtedness and no property of the Company or any Subsidiary would be in any danger of being forfeited during the period of such contest;

          (3) Liens of employees and laborers for current wages, not yet due, incidental to current operations or current construction, and Liens of others for current indebtedness, not yet due, incidental to current construction, including maintenance, repair, and alteration; mechanics', materialmen's, workmen's, repairmen's or carriers' liens, or other similar Liens arising in the ordinary course of business, or deposits, Liens, or pledges of personal property to obtain the release of any such Liens;

          (4) oil and gas leases, licenses, privileges, other leases, releases of damages, easements, restrictions on the use of real property, zoning laws and ordinances, rights-of-way, minor irregularities in title and other similar encumbrances (including the right of vendors to occupy and use real property previously sold to the Company or any Subsidiary not immediately required by the Company or any Subsidiary for use in its business), not in any case impairing the use by the Company or any Subsidiary in its business of the property affected thereby;

          (5)    in   the  case  of  easements  and  right-of-way  grants   from
     governmental bodies, the rights of the public;

          (6) Liens existing prior to the time of acquisition upon any real or personal property acquired by the Company or any Subsidiary through purchase, merger, consolidation, or otherwise, whether or not assumed by the Company or any Subsidiary;

          (7) Liens in connection with the acquisition of property after the date hereof by way of purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired, if the Indebtedness secured thereby does not exceed 75% (100% in the case of a Capitalized Lease) of the lesser of cost or fair market value of such property at the time of acquisition thereof;

          (8) deposits, Liens, or pledges of personal property or of securities to secure payments of workers' compensation, unemployment insurance, old age pensions or other Social Security, or to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), or leases to which the Company or any Subsidiary is a party, or to secure public or statutory obligations of the Company or any Subsidiary, or deposits of cash or United States government obligations to secure or in lieu of surety, stay or appeal bonds to which the Company or any Subsidiary is a party, or pledges, Liens, or deposits for similar purposes in the ordinary course of business;

          (9) Liens based on workers' compensation claims which are not due and payable, or the validity of which is being contested in good faith; and

          (10) minor discrepancies and encroachments that might be disclosed by an accurate survey.

Should any of the preceding Permitted Liens occur, the Banks may reasonably request, as to all the preceding matters referred to in paragraphs (1), (2),
(3), (7), (8) and (9) above, that adequate reserves be set aside and maintained by the Company or any Subsidiary with respect thereto.

     Person means an individual, partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

     Pizza Hut, Inc. means Pizza Hut, Inc., a Delaware corporation.

     Plan means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributes or is a member or otherwise may have any liability.

     Pro Forma EBITDA means EBITDA provided, however, that for the purpose of calculating Pro Forma EBITDA (i) with respect to the last day of the fiscal quarter ended March 26, 1996, and with respect to the last day of each of the next three successive fiscal quarters thereafter, Pro Forma EBITDA shall be calculated without regard for any charges against income in connection with the Skipper's Sale, or in connection with the closure or relocation of up to eight Tony Roma's locations during calendar year 1996, which might otherwise be required under GAAP and (ii) with respect to any Person acquired pursuant to
Section 11.10(a) (the "Acquisition Target"), EBITDA of the Acquisition Target for each full fiscal quarter included in the applicable Computation Period prior to such Acquisition (including the fiscal quarter during which it was acquired) shall be included and adjusted for tangible operational changes due to field expense differentials, royalty payments to be made to Pizza Hut, Inc., contractual rent payments on real estate and equipment and general and administrative cost differences, all as set forth in the most recent certificate delivered pursuant to Section 11.1(c).

     Reference Rate Loan means any Loan which bears interest at or by reference to the Alternate Base Rate.

     Reportable Event has the meaning given to such term in ERISA.

     Responsible Officer means the Chief Operating Officer, the Chief Financial Officer or the Chief Accounting Officer.

     Romacorp, Inc. means Romacorp, Inc., a Delaware corporation.

     Significant  Subsidiary means, at any time of determination,  a  Subsidiary
(a) which has assets with a Value equal to three percent (3%) or more of the value of the consolidated total assets of the Company and its Subsidiaries, determined as of the last day of the immediately preceding fiscal year, or (b) which had Cash Flow (hereinafter defined) during the immediately preceding fiscal year equal to three percent (3%) or more of the consolidated Cash Flow of the Company and its Subsidiaries during such fiscal year. "Cash Flow" for any period means earnings before interest expense, provision for taxes, depreciation, amortization and other noncash charges for such period. "Value" as used in the first sentence of this definition means, with respect to any asset at any date of determination, the book value of such asset as would appear immediately prior to such determination on the balance sheet of the owner of such asset prepared in accordance with GAAP.

     Skipper's Sale shall mean the Company's sale of the common stock of Skipper's Inc. in accordance with all of the terms and conditions of the Acquisition Agreement.

     Subsidiary means any Person which is directly or indirectly controlled by the Company or its other Subsidiaries or of which or in which the Company or its other Subsidiaries at any time own directly or indirectly 50% or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (ii) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (iii) the beneficial interest of such Person, if it is a trust, association

     Supermajority Banks means those Banks whose share in the aggregate principal amount of the Loans outstanding constitutes (or, if no Loans are outstanding, those whose Percentages constitute) at least sixty-seven percent (67%).

     TCB -- see the Preamble.

     Termination Date means March 3, 2000, as such date may from time to time be extended in accordance with Section 2.5, or such earlier date as may be fixed by the Company on at least thirty (30) Banking Days' written notice to the Agent and the Banks.

     Termination Event with respect to any Plan means (i) the institution by the Company, the PBGC or any other Person of steps to terminate such Plan, (ii) the occurrence of a Reportable Event with respect to such Plan which the Agent reasonably believes may be a basis for the PBGC to institute steps to terminate such Plan, or (iii) the withdrawal from such Plan (or deemed withdrawal under section 4062(f) of ERISA) by the Company or any ERISA Affiliate if the Company or such ERISA Affiliate is a "substantial employer" within the meaning of section 4063 of ERISA.

     Unmatured Event of Default means any event or condition which, with the lapse of time or giving of notice to the Company or both, would constitute an Event of Default.

     Value shall mean, with respect to any asset at any date of determination, the greater of such asset's book or fair market value as of the date of determination, with "book value" being the value of such asset as would appear immediately prior to such determination on a balance sheet of the owner of such asset prepared in accordance with GAAP.

     1.2 Other Definitional Provisions..2 Other Definitional Provisions. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP. Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in the Note or in any certificate or other document made or delivered pursuant hereto.

     1.3 Interpretation of Agreement..3 Interpretation of Agreement. A Section, an Exhibit or a Schedule is, unless otherwise stated, a reference to a section hereof, an exhibit hereto or a schedule hereto, as the case may be. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. The words "hereof," "herein," "hereto" and "hereunder" and words of similar purport when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     1.4 Compliance with Financial Restrictions..4 Compliance with Financial Restrictions. Compliance with each of the financial ratios and restrictions contained in Section 11 shall, except as otherwise provided herein, be determined in accordance with GAAP consistently followed.

     1.5 Accounting Principles..5 Accounting Principles. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the audited financial statements referred to in Section 11.1 hereof. All financial information delivered to the Agent pursuant to Section 11.1 hereof shall be prepared in accordance with GAAP applied on a basis consistent with those reflected by the initial financial statements delivered to the Agent pursuant to Section 10.5, except (i) where such principles are inconsistent with the requirements of this Agreement and (ii) for those changes with which the independent certified public accountants referred to in Section 11.1(a) hereof concur in rendering unqualified certificates as to financial statements.

2. COMMITMENTS OF THE BANKS; BORROWING PROCEDURES.. COMMITMENTS OF THE BANKS; BORROWING PROCEDURES.

     2.1 Commitments..1 Commitments. Subject to the terms and conditions of this Agreement, each Bank, severally but not jointly, agrees to make loans (collectively the "Loans" and individually each a "Loan") to the Company, which Loans the Company may prepay and reborrow during the period from the date hereof to, but not including, the Termination Date, in such amounts as the Company may from time to time request, but not exceeding in the aggregate at any one time outstanding such Bank's Commitment less such Bank's Percentage of the aggregate face amount of all Letters of Credit issued and outstanding at such time. All Loans made hereunder shall be made by the Banks on a pro-rata basis according to each Bank's Percentage.

     2.2 Loan Options..2 Loan Options. Each Loan shall be either a Reference Rate Loan or a Eurodollar Loan, except as otherwise provided herein. Any combination of types of Loans may be outstanding at the same time; provided, however, that the Company may not have more than ten borrowings of Eurodollar Loans outstanding at the same time.

     2.3  Borrowing Procedure..3   Borrowing Procedure.

          (a) Subject to the terms of this Agreement, the Company shall give the Agent (y) at least three Banking Days' prior notice of each proposed borrowing of Eurodollar Loans not later than 10:00 a.m. Houston time on the date of such notice, and (z) at least one Banking Day's prior notice of each proposed borrowing of Reference Rate Loans not later than 10:00 a.m. Houston time on the date of such notice. Each notice shall be by telephone (promptly confirmed in writing in the form of Exhibit K hereto) and shall specify (i) the type of Loans requested, (ii) in the case of Eurodollar Loans, the initial Interest Period therefor, (iii) the borrowing date, which shall be a Banking Day and (iv) the amount of Loans requested. The Agent shall promptly advise each Bank thereof. Not later than 12:30 p.m., Houston time, on the date of a proposed borrowing, each Bank shall provide the Agent at its principal office in Houston with immediately available funds covering such Bank's ratable share (if any) of such borrowing. Notwithstanding the foregoing, the notice for the initial borrowing hereunder may be made on the date of the proposed borrowing and the Banks' funding obligations referred to in the immediately preceding sentence shall be extended to 2:30 p.m., Houston time.

          (b) Each borrowing of Reference Rate Loans shall be in a minimum amount of $100,000 or an integral multiple thereof. Each borrowing of
Eurodollar Loans shall be in a minimum amount of $500,000 or an integral multiple thereof.

          (c) The Agent, on behalf of the Banks, will pay to the Company, by crediting its commercial demand deposit account at TCB, the amount of each Loan on the date designated in the notice of borrowing upon receipt of the documents required in Section 8 and, if applicable, Section 9, with respect to such Loan.

     2.4 Continuation and/or Conversion of Loans..4 Continuation and/or Conversion of Loans. The Company may elect (i) to continue any outstanding Eurodollar Loan from the current Interest Period of such Loan into a subsequent Interest Period to begin on the last day of such current Interest Period, or
(ii) to convert any outstanding Reference Rate Loan into a Eurodollar Loan or, on the last day of the current Interest Period, to convert one type of Loan into another, in each case by giving at least three (3) Banking Days' prior telephonic notice not later than 10:00 a.m., Houston time, on the date of such notice (promptly confirmed in writing in the form of Exhibit L hereto) to the Agent (which shall promptly advise each Bank thereof) of such continuation or conversion, specifying the date, amount and the Interest Period, if applicable. Absent notice of continuation or conversion, each Eurodollar Loan shall automatically convert into a Reference Rate Loan on the last day of the current Interest Period for such Loan, unless paid in full on such last day. No Loan shall be converted into a Eurodollar Loan and no Eurodollar Loan shall be continued less than thirty days before the Termination Date or at any time that an Event of Default or an Unmatured Event of Default exists.

     2.5   Extension of the Termination Date..5    Extension of the  Termination
Date.

          (a) At least 60 but not more than 90 days before any anniversary of the Effective Date, the Company may, by delivery of a written request to the Agent in the form of Exhibit B, request that each Bank agree to extend the then-scheduled Termination Date by one (1) year.

          (b) The Agent shall, upon receipt of any such extension request, promptly notify each Bank thereof, and request that each Bank promptly advise the Agent of its approval or rejection of such request.

          (c) Upon receipt of such notification from the Agent, each Bank may, in its sole discretion, agree to extend for one (1) year, or decline to extend, the Termination Date, and each Bank shall, within 30 days of receipt of the notice described in clause (b), notify the Agent of its approval or denial of such request. If any Bank does not so notify the Agent, such Bank shall be deemed to have denied such extension request. The Agent shall, no later than 30 days following its receipt of any extension request from the Company, notify the Company as to the Banks which have approved or denied such request.

          (d) If all of the Banks approve any such request, the Termination Date shall be extended to the date which is one (1) year after the Termination Date in effect immediately prior to such extension. If fewer than all of the Banks approve any such request, the Termination Date shall not be extended.

3.   NOTE EVIDENCING LOANS..  NOTE EVIDENCING LOANS.

     3.1 Reference Rate Loans; Eurodollar Loans..1 Reference Rate Loans; Eurodollar Loans. The Reference Rate Loans and Eurodollar Loans of all Banks shall be evidenced by the Company's promissory note (the "Note") in the form of Exhibit A, with appropriate insertions, which Note shall (i) be dated the Effective Date (or such other date satisfactory to the Agent), (ii) be made payable to the order of the Agent for the account of the Banks ratably in accordance with their Percentages, and (iii) mature on the Termination Date.

     3.2 Evidence of Loans..2 Evidence of Loans. All Loans made by the Banks to the Company pursuant to this Agreement and all payments of principal shall be evidenced by the Agent in its records or, at its option, on the schedule attached to the Note, which records or schedule(s) shall be rebuttable presumptive evidence of the subject matter thereof, provided that the failure of the Agent to make any endorsement or other notation, or any error in doing so, shall not affect the obligations of the Borrower hereunder or under the Note.

4.   LETTER OF CREDIT.   LETTER OF CREDIT

     4.1 Issuance of Letters of Credit..1 Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement, the Commitments may, in addition to the Loans provided for in Section 2.1, be utilized, upon the request of the Company, for the issuance of letters of credit by TCB for the Company's account (such letters of credit issued by TCB being hereinafter collectively referred to as the "Letters of Credit"); provided that TCB shall have no obligation to issue any such Letter of Credit if, after giving effect to such issuance of the proposed Letter of Credit, the aggregate face amount of all Letters of Credit outstanding at such time would exceed (i) together with the aggregate outstanding amount of Loans at such time, the Credit at such time, or
(ii) $12,000,000. The Existing Letters of Credit shall be deemed Letters of Credit issued and outstanding hereunder.

     4.2 Procedure for Issuance..2 Procedure for Issuance. (a) In order to effect the issuance of each Letter of Credit, the Company shall deliver to the Agent (which delivery may be by facsimile transmission) a letter of credit application in substantially the form attached hereto as Exhibit O (the "Letter of Credit Application") not later than 10:00 A.M., Houston time, two (2) Business Days prior to the proposed date of issuance of the Letter of Credit. The letter of credit application shall be duly executed by a Responsible Officer of the Company, shall be irrevocable and shall (i) specify the day on which such Letter of Credit is to be issued (which shall be a Business Day), and (ii) set forth calculations evidencing availability for the Letter of Credit, as required pursuant to Section 4.1 hereof; provided that, in no event shall the Letter of Credit have an expiry date on or after a date which occurs (A) more than twelve
(12) months after its date of issuance or (B) later than ten (10) days prior to the Termination Date.

          (b) Upon receipt of the Letter of Credit Application, and satisfaction of the applicable terms and conditions of this Agreement, and provided that no Unmatured Event of Default or Event of Default exists, or would, after giving effect to the issuance of the Letter of Credit, exist, TCB shall issue such Letter of Credit to the beneficiary specified in the Letter of Credit Application no later than the close of business, in Houston, Texas, on the date so specified. The Agent shall provide the Company and each Bank with a copy of the Letter of Credit which has been issued. Each Letter of Credit shall
(i) provide for the payment of drafts presented for honor thereunder by the beneficiary in accordance with the terms thereof, when such drafts are accompanied by the documents described in the Letter of Credit, if any, and
(ii) to the extent not inconsistent with the express terms hereof or the applicable Letter of Credit Application, be subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (together with any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by TCB, the "UCP"), and shall, as to matters not governed by the UCP, be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.

     4.3 Purchase of Participations..3 Purchase of Participations. Upon the issuance date of each Letter of Credit, TCB shall be deemed, without further action by any party hereto, to have sold to each other Bank, and each other Bank shall be deemed, without further action by any party hereto, to have purchased from TCB, a participation, to the extent of such Bank's Percentage, in the Letter of Credit, the obligations thereunder and in the reimbursement obligations of the Company due in respect of drawings made under the Letter of Credit. If requested by TCB, the other Banks will execute any other documents reasonably requested by TCB to evidence the purchase of such participations, provided that such documents shall be in form and substance satisfactory to each Bank. Upon issuance of a Letter of Credit and the purchase of participations hereunder, in respect of clarification, each Bank (including TCB) hereby agrees that the principal amount of each such Bank's interest in the reimbursement obligation of the Company in respect of such Letter of Credit shall be deemed to be included in the principal amount which constitutes the numerator in the applicable calculation of such Bank's Percentage hereunder.

     4.4 Presentment and Honor of Letter of Credit..4 Presentment and Honor of Letter of Credit. Upon the presentment of a draft for honor under any Letter of Credit by the beneficiary thereof which TCB has determined is in compliance with the conditions for payment thereunder, TCB shall promptly notify the Company, the Agent and each Bank of the intended date of honor of such draft and subject to Section 3.1 hereof, the amount due and owing in respect of such draft shall automatically and without any action by the Company be immediately due and payable by the Company and until paid, shall be deemed to be a Loan as of the date of payment of such draft by TCB, and each Bank shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of an Unmatured Event of Default or an Event of Default), make available to the Agent for the benefit of TCB an amount equal to its Percentage of the presented draft on the day TCB is required to honor such draft. If such amount is not in fact made available to the Agent by such Bank on such date, such amount shall bear interest at the lesser of (i) the Federal Funds Rate or (ii) the Highest Lawful Rate, payable on demand by the Agent.

     4.5 Obligations of the Company Absolute..5 Obligations of the Company Absolute. The Company's obligation to reimburse TCB for the amount of any draft drawn under a Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid immediately to the Agent for the account of the Banks upon demand by the Agent, and otherwise strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

          (a) the existence of any claim, set-off, defense or other rights which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), TCB, any Bank or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated herein or therein or any unrelated transaction;

          (b) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any material respect or any statement therein being untrue or inaccurate in any respect;

          (c) payment by TCB under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have been the result of gross negligence or wilful misconduct of TCB; and

          (d) any other circumstance or event whatsoever, whether or not similar to the foregoing.

     4.6 Liability of TCB..6 Liability of TCB. The Company assumes all risks of the acts or omissions of the beneficiary and any transferee of each Letter of Credit with respect to its use of such Letter of Credit. Neither TCB, the Agent, nor any Bank shall be liable or responsible for, and the Company hereby indemnifies and holds TCB, the Agent and each Bank harmless for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of the beneficiary and any transferee thereof in connection therewith, or (b) the validity or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any other circumstances whatsoever in making or failing to make payment, against TCB, the Agent or any Bank, except damages determined to have been caused by gross negligence or willful misconduct of TCB in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit and there shall have been a wrongful payment as a result thereof (for which only TCB shall be liable or responsible); provided that, it is the intention of the Company hereunder to indemnify TCB, the Agent and each Bank for its own negligence, other than negligence constituting gross negligence or willful misconduct. In furtherance and not in limitation of the foregoing, TCB may accept documents that appear on their face to be in order, without responsibility for investigation, regardless of any notice or information to the contrary.

     4.7 Provisions of Agreement Control..7 Provisions of Agreement Control. In the event that any provision of a Letter of Credit Application is inconsistent, or in conflict with, any provisions of this Agreement, including provisions for the rate of interest applicable to draws thereunder, delivery of collateral or rights of setoff or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

5.   INTEREST AND FEES.. INTEREST AND FEES.

     5.1  Interest..1    Interest.

          (a) Reference Rate Loan. The unpaid principal of the Reference Rate Loans shall bear interest prior to maturity at a rate per annum equal to the Alternate Base Rate in effect from time to time. Prior to maturity interest on each Reference Rate Loan shall be payable on each Payment Date therefor and on the Termination Date.

          (b) Eurodollar Loans. The unpaid principal of each Eurodollar Loan shall bear interest prior to maturity at a rate per annum equal to the Interbank Rate (Reserve Adjusted) in effect for each Interest Period therefor plus the Margin from time to time in effect. Interest on each Eurodollar Loan shall be payable on each Payment Date therefor and on the Termination Date.

          (c) Interest After Maturity. The Company shall pay to the Banks interest on any amount of principal of any Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, accruing from and including the date such amount shall have become due to (but not including) the date of payment thereof in full, at the rate per annum, which is equal to the greater of (i) 2% in excess of the rate applicable to the unpaid amount immediately before it became due or (ii) 2% in excess of the Alternate Base Rate from time to time in effect. Interest after maturity shall be payable on demand.

     5.2 Commitment Fee..2 Commitment Fee. The Company agrees to pay to the Banks ratably in accordance with their Percentages, a commitment fee, for the period commencing on the Effective Date and ending on the earlier of (x) the Termination Date and (y) the date of termination of the Credit, equal to 0.25% per annum on the daily average of the unused amount of the Credit. The commitment fee paid to the Banks pursuant to this Section 5.2 shall be payable on the last day of each March, June, September and December and on the Termination Date or the date of termination of the Credit, in each case for any period then ending for which such commitment fee shall not have been theretofore paid.

     5.3 Letter of Credit Fees..3 Letter of Credit Fees. The Company agrees to pay to the Agent for account of the Banks a letter of credit fee for the issuance and maintenance of Letters of Credit in an amount equal to, for the period from the Effective Date to the first adjustment of the Margin, the greater of (i) $500 and (ii) 1.00% per annum of the face amount of each Letter of Credit, and thereafter an amount equal to the greater of (i) $500 and
(ii) the face amount of such Letters of Credit multiplied by the then applicable Margin, payable quarterly in arrears on the last Banking Day of each March, June, September and December during the term of this Agreement and on the Termination Date.

     5.4 Method of Calculating Interest and Fees..4 Method of Calculating Interest and Fees. Interest on each Eurodollar Loan (and on any Reference Rate Loan bearing interest by reference to the Federal Funds Rate) shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Interest on each Reference Rate Loan (other than any Reference Rate Loan described in the preceding sentence) shall be calculated on the basis of a 365 day or 366 day year, as applicable, and paid for actual days elapsed. The fees payable pursuant to Section 5.2 and 5.3 shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed.

     5.5 Agent's Fee..5 Agent's Fee. The Company shall pay the Agent the fees separately agreed to between the Company and the Agent.

60   PAYMENTS,  PREPAYMENTS, REDUCTION OR TERMINATION OF THE CREDIT.   PAYMENTS,
     PREPAYMENTS, REDUCTION OR TERMINATION OF THE CREDIT.

     6.1 Place of Payment..1 Place of Payment. All payments hereunder (including payments with respect to the Note) shall be made without set-off or counterclaim and shall be made to the Agent, for the account of the Banks ratably in accordance with their Percentage of the Credit, in immediately available funds prior to 12:30 p.m., Houston time, on the date due at the Agent's office at 712 Main, Houston, Texas 77002, or at such other place as may be designated by the Agent to the Company in writing. Any payments received after such time shall be deemed received on the next Banking Day. The Agent shall promptly remit in immediately available funds to each Bank its share of all such payments received by the Agent for the account of such Bank. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a date other than a Banking Day, such payment may be made on the next succeeding Banking Day (unless, in the case of a payment with respect to a Eurodollar Loan, such next succeeding Banking Day is the first Banking Day of a calendar month, in which case such payment shall be due on the next preceding Banking Day), and such extension of time shall be included in the computation of interest or any fees.

     6.2 Prepayments..2 Prepayments. The Company may from time to time, upon prior written or telephonic notice received by the Agent (which shall promptly advise each Bank thereof), prepay the principal of any Loan in whole or in part without premium, as contemplated by Section 2.1; provided, however, that (a) any partial prepayment of principal shall be in a minimum amount of $100,000 or an integral multiple thereof and (b) any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall be subject to
Section 7.1.

     6.3 Reduction of Credit..3 Reduction of Credit. The Company may from time to time, upon at least five (5) Banking Days' prior written or telephonic notice received by the Agent (which shall promptly advise each Bank thereof), permanently reduce the amount of the Credit (such reduction to be made among the Banks according to their Percentages) to an amount not less than the sum of the principal amount of all outstanding Loans and the outstanding aggregate face amount of the Letters of Credit. Any such reduction shall be in a minimum amount of $500,000 or an integral multiple thereof. The Company may at any time on like notice terminate the Credit upon payment in full of the Loans and other liabilities of the Company hereunder. The Company shall promptly confirm any telephonic notice of reduction or termination of the Credit in writing. Notwithstanding the foregoing, at any time at which a Letter of Credit has been issued and is outstanding, the Credit may not be reduced below an amount equal to the aggregate undrawn face amount of such Letters of Credit.

     6.4 Offset..4 Offset. In addition to and not in limitation of all rights of offset that any Bank or other holder of any Loan may have under applicable law, each Bank or other holder of any Loan shall, upon the occurrence of any Event of Default described in Section 12.1 or any Unmatured Event of Default described in Section 12.1(e), have the right to appropriate and apply to the payment of each Loan any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with such Bank or other holder.

     6.5 Proration of Payments..5 Proration of Payments. If any Bank or other holder of a Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Loan in excess of its pro rata share of payments and other recoveries obtained by all Banks or other holders on account of principal of and interest on Loans then held by them, such Bank or other holder shall purchase from the other Banks or holders such participation in the Loans held by them as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Company agrees that the Bank so purchasing a participation from the other Banks under this Section 6.5 may exercise all its rights of payment, including the right of set-off, with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation.

70   INDEMNIFICATION: EURODOLLAR LOANS. INDEMNIFICATION EURODOLLAR LOANS.

     7.1 Indemnity for Funding Losses..1 Indemnity for Funding Losses. The Company will indemnify each Bank upon demand against any loss or expense which such Bank may sustain or incur, including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect funding or maintain a Loan, as a consequence of
(i) any failure of the Company to borrow any Loan on the date specified therefor in the notice of borrowing with respect to such Loan, (ii) any failure of the
Company  to make any payment when due of any amount due hereunder or  under  any
Note in connection with any Loan, or (iii) any payment or prepayment of any Eurodollar Loan on a date other than the last day of the Interest Period for such Loan. The Company's foregoing obligations shall survive termination of this Agreement.

     7.2 Capital Adequacy..2 Capital Adequacy. If any Bank shall determine at any time after the date hereof that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), by an amount deemed by such Bank to be material, then the Company shall pay to such Bank upon demand such amount or amounts, in addition to the amounts payable under the other provisions of this Agreement or under the Note, as will compensate such Bank for such reduction. Determination by such Bank for purposes of this Section 7.2 of the additional amount or amounts required to compensate such Bank in respect of the foregoing shall be conclusive in the absence of demonstrable error. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods.

     7.3   Additional  Provisions  Relating to Eurodollar  Loans..3   Additional
Provisions Relating to Eurodollar Loans.

          (a) Increased Cost. If, as a result of any law, regulation, treaty or directive, or any change therein, or in the interpretation or application thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) from any court or governmental authority, agency or instrumentality:

          (i) the basis of taxation of payments to any Bank of the principal of or interest on any Eurodollar Loan (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office) is changed; or

          (ii) any reserve, special deposit, special assessment, or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank is imposed, modified or deemed applicable; or

          (iii)      any  other  condition  affecting  this  Agreement  or   the
     Eurodollar Loans is imposed on any Bank or the interbank eurodollar market;

and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining any Eurodollar Loan is increased, or the amount of any sum receivable by such Bank hereunder in respect of any Eurodollar Loan is reduced;

then, the Company shall pay to such Bank upon demand (which demand shall be accompanied by a statement setting forth the basis for the calculation thereof but only to the extent not theretofore provided to the Company) such additional amount or amounts as will compensate such Bank for such additional cost or reduction (provided such amount has not been compensated for in the calculation of the Eurocurrency Reserve Percentage). Determinations by such Bank for purposes of this section of the additional amounts required to compensate such Bank in respect of the foregoing shall be conclusive, absent demonstrable error. The provisions of this Section 7.3(a) shall only be applicable to Eurodollar Loans which are outstanding on or after the date such Bank has notified the Company that an event has occurred which will result in the imposition of a liability on the Company under this Section 7.3 (a) , it being understood that the Company may prepay any such Loan without any prepayment fee or penalty (except as provided in Section 7.1).

          (b) Eurodollar Deposits Unavailable or Interest Rate Unascertainable. If the Company has any Eurodollar Loan outstanding, or has notified the Agent of its intention to incur a Eurodollar Loan as provided herein, then in the event that prior to any Interest Period any Bank shall have determined (which determination shall be conclusive and binding on the parties hereto) that deposits of the necessary amount for the relevant Interest Period are not available to such Bank in the interbank Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Interbank Rate applicable to such Interest Period, such Bank shall promptly give notice of such determination to the Company, the Agent and the other Banks, and (i) any notice of new Eurodollar Loans previously given by the Company and not yet borrowed shall be deemed a notice to make Reference Rate Loans and (ii) the Company shall be obligated either to prepay or to convert any outstanding Eurodollar Loans to Reference Rate Loans on the last day of the then current Interest Period with respect thereto, subject to the provisions of Section 7.1.

          (c) Changes in Law Rendering Eurodollar Loans Unlawful. If at any time due to any new law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, or for any other reason arising subsequent to the date hereof, it shall become unlawful for any Bank to fund any Eurodollar Loan which it is committed to make hereunder, the obligation of such Bank to provide such Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality. If any such change shall make it unlawful for such Bank to continue any Eurodollar Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Company, the Agent and the other Banks thereof in writing stating the reasons therefor, and the Company shall on the earlier of (i) the last day of the then current Interest Period for such Eurodollar Loan or (ii) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such unlawful Loans to Reference Rate Loans or prepay all such Eurodollar Loans without any penalty (except as provided in Section 7.1), to such Bank in full.

          (d) Discretion of any Bank as to Manner of Funding. Subject to the provisions of Section 7.3(e), any Bank shall be entitled to fund and maintain its funding of all or any part of its Eurodollar Loans in any manner it elects, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits having a maturity corresponding to the maturity of such Eurodollar Loan and being an interest rate equal to the Interbank Rate. Any Bank may, if it so elects, fulfill any commitment to make Eurodollar Loans by causing a foreign branch or affiliate to make or continue such Eurodollar Loans, provided, however, that in such event such Loans shall be deemed for the purposes of this Agreement to have been made by such Bank, and the obligation of the Company to repay such Loans shall nevertheless be to such Bank and shall be deemed held by such Bank, to the extent of such Loans, for the account of such branch or affiliate.
          (e) Mitigation of Circumstances. Each Bank shall promptly notify the Company and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank's good faith judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to
Section 7.3(a) or (ii) the occurrence of any circumstances of the nature described in Section 7.3(b) or 7.3(c) (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank's sole judgment, be otherwise disadvantageous to such Bank.

80   CONDITIONS PRECEDENT TO ALL LOANS. CONDITIONS PRECEDENT TO ALL LOANS.

     The obligation of any Bank to make any Loan or issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

     8.1 Notice..1 Notice. The Agent shall have received timely notice of such Loan or Letter of Credit in accordance with Section 2.3 or Section 4.2, as the case may be.

     8.2   Default..2     Default.  Before and after giving effect to such  Loan
or Letter of Credit, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

     8.3 Insurance..3 Insurance. There shall have been no material change, or notice of prospective material change (whether such notice is formal or informal) in the nature, extent, scope or cost of the insurance policies of the Company or any Subsidiary listed on Exhibit E which change would have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole or would significantly adversely affect the ability of the Company to perform its respective obligations under this Agreement or under the Note or any other Loan Document to which it is a party.

     8.4 Warranties..4 Warranties. Before and after giving effect to such Loan or Letter of Credit, the warranties in Section 10 (other than the warranty in the last sentence of Section 10.5 and in Section 10.10) shall be true and correct as though made on the date of such Loan or Letter of Credit, except for such changes as are specifically permitted hereunder.

     8.5   Certification..5    Certification.  Each request for a Loan or Letter
of Credit shall be deemed to be a certification that the conditions precedent set out in Sections 8.2, 8.3 and 8.4 have been satisfied.

90 CONDITIONS PRECEDENT TO EFFECTIVE DATE AND INITIAL LOAN AND LETTER OF CREDIT THEREON OR THEREAFTER. CONDITIONS PRECEDENT TO EFFECTIVE DATE AND INITIAL LOAN AND LETTER OF CREDIT THEREON OR THEREAFTER.

     The occurrence of the Effective Date and the obligation of the Banks to make the initial Loan and of TCB to issue the initial Letter of Credit hereunder on or after the Effective Date is subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in
Section 8 above, that the Company shall have delivered to the Agent all of the following, each (i) duly executed and dated the Effective Date or such earlier date as is satisfactory to the Agent, (ii) in form and substance satisfactory to the Agent, and (iii) in sufficient number of signed counterparts to provide one for each Bank (except for the Note, of which only the original shall be signed).

     9.1   Note..1   Note.  The Note payable to the order of the Agent  for  the account of the Banks ratably in accordance with their respective Commitments.

     9.2 Resolutions; Consents and Approvals..2 Resolutions; Consents and Approvals. A copy, duly certified by the secretary or an assistant secretary of the Company, of (i) the resolutions of the Company's Board of Directors authorizing or ratifying the execution and delivery of the Loan Documents to which it is a party and authorizing the borrowings hereunder, (ii) all documents evidencing other necessary corporate action with respect to the Loan Documents to which it is a party, and (iii) all approvals or consents, if any, with respect to the Loan Documents to which it is a party.

     9.3 Incumbency..3 Incumbency. A certificate of the secretary or an assistant secretary of the Company certifying the names of the Company's officers authorized to sign the Loan Documents to which it is a party, together with the true signatures of such officers.

     9.4   Opinion..4      Opinion.  An opinion of Shook, Hardy  &  Bacon  P.C.,
counsel to the Company addressed to the Agent and the Banks in substantially the form of Exhibit J.

     9.5   General..5     General.  All other documents which are  provided  for
hereunder or which the Banks may reasonably request.

100  REPRESENTATIONS AND WARRANTIES.    REPRESENTATIONS AND WARRANTIES.

     To induce the Banks to grant the Credit and to make the Loans and to induce TCB to issue the Letters of Credit, the Company represents and warrants that:

     10.1 Existence..1 Existence. The Company and each corporate Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the states of their respective incorporation. All of the other Subsidiaries, if any, are entities duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective organization. The Company and all of the Subsidiaries are in good standing and are duly qualified to do business in each state where, because of the nature of their respective activities or properties, such qualification is necessary.

     10.2 Authorization..2 Authorization. The Company and each Subsidiary is duly authorized to execute and deliver the Loan Documents to which it is a party and is and will continue to be duly authorized to perform its respective obligations under the Loan Documents to which it is a party. The Company is and will continue to be duly authorized to borrow monies hereunder. The execution, delivery and performance by the Company and each Subsidiary and the borrowings hereunder do not and will not require any consent or approval of any governmental agency or authority.

     10.3 No Conflicts..3 No Conflicts. The execution, delivery and performance by the Company and each Subsidiary of the Loan Documents to which it is a party (a) do not and will not conflict with (i) any provision of law applicable to such Person, (ii) the charter or by-laws of such Person, (iii) any agreement binding upon such Person, or (iv) any court or administrative order or decree applicable to such Person and (b) do not and will not require, or result in, the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

     10.4 Validity and Binding Effect..4 Validity and Binding Effect. When duly executed and delivered, the Loan Documents to which it is a party will be, legal, valid and binding obligations of the Company and its Subsidiaries, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights and by general principles of equity limiting the availability of equitable remedies.

     10.5 Financial Statements..5 Financial Statements. The Company's audited consolidated financial statement as at March 26, 1996 and the Company's Quarterly Report on Form 10-Q dated December 24, 1996 and filed with the Securities and Exchange Commission, copies of which have been furnished by the Company to the Agent, and which the Agent has furnished to each Bank, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year end period and present fairly the financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended, subject (in the case of the interim financial statement) to year-end audit adjustments. Since December 24, 1996 there has been no material adverse change in the financial condition, assets, liabilities, business operations, management or prospects of the Company and its Subsidiaries taken as a whole.

     10.6 Litigation..6 Litigation. No claims, litigation, arbitration proceedings or governmental proceedings are pending or threatened against or are affecting the Company or any of the Subsidiaries, the results of which might materially and adversely affect the financial condition, assets, liabilities, business operations, management or prospects of the Company and the Subsidiaries taken as a whole, except those referred to in a schedule furnished to each Bank contemporaneously herewith and attached hereto as Exhibit C. Other than any liability incident to such claims, litigation or proceedings or provided for or disclosed in the financial statements referred to in Section 10.5, neither the Company nor any of the Subsidiaries has any contingent liabilities which are material to the Company and the Subsidiaries taken as a whole.

     10.7 Taxes..7 Taxes. Each of the Company and the Subsidiaries has filed all tax returns, to the best of its knowledge, which are required to have been filed and has paid, or made adequate provisions for the payment of all material taxes, assessments and other governmental charges or levies imposed upon it, its income or any of its properties, franchises or assets which are due and payable, except such taxes, assessments and other governmental charges or levies, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained.

     10.8 Liens..8 Liens. None of the assets of the Company or any of the Subsidiaries is subject to any Lien, except for (a) Permitted Liens, (b) Liens disclosed in the financial statements referred to in Section 10.5; and (c) Liens listed on Exhibit D.

     10.9 No Default..9 No Default. Neither the Company nor any of the Subsidiaries is in default under any agreement or instrument to which the
Company or any Subsidiary is a party or by which any of their respective properties or assets is bound or affected, which default might materially and adversely affect the financial condition, assets, liabilities, business operations, management or prospects of the Company and the Subsidiaries taken as a whole. No Event of Default or Unmatured Event of Default has occurred and is continuing.

     10.10 Insurance..10 Insurance. The schedule that summarizes the property and casualty insurance program carried by the Company and the
Subsidiaries (Exhibit E attached hereto) is complete and accurate in all material aspects. This summary includes the insurer's(s') name(s), policy numbers(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), exclusions, deductibles and self-insured retention, and describes any other self-insurance or risk assumption agreed to by the Company or any Subsidiary or imposed upon the Company or any Subsidiary by any such insurer.

     10.11 Subsidiaries..11 Subsidiaries. The Company has no Subsidiaries except as listed on Exhibit F (as updated from time to time pursuant to Section 11.1(f)). The Company and its Subsidiaries own the percentage of its Subsidiaries as set forth on Exhibit F.

     10.12 Partnerships..12 Partnerships. Neither the Company nor any of its Subsidiaries is a partner or joint venturer in any partnership or joint venture other than the partnerships and joint ventures listed on Exhibit G (as updated from time to time pursuant to Section 11.1(f)).

     10.13 Regulation U..13 Regulation U. (i) The Company is not engaged in the business of purchasing or selling margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or extending credit to others for the purpose of purchasing or carrying margin stock, (ii) no part of the proceeds of any Loan will be used to purchase or carry directly or indirectly any margin stock, and (iii) no Loan will be used for any purpose which would violate any of the margin regulations of said Board of Governors.

     10.14 Compliance..14 Compliance. The Company and the Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them.

     10.15 Pension Plans..15 Pension Plans. Each Plan complies in all material respects with all material applicable statutes and governmental rules and regulations, and (i) no Reportable Event has occurred and is continuing with respect to any Plan, (ii) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or instituted steps to do so, and (iii) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty.

110  COMPANY'S COVENANTS.     COMPANY'S COVENANTS.

     From the date of this Agreement and thereafter until the expiration or termination of the Credit and until the Note and other liabilities of the Company hereunder are paid in full, the Company agrees that it will:

     11.1 Financial Statements and Other Information..1     Financial Statements
and Other Information.  Furnish to each Bank:

          (a) within ninety-five (95) days after each fiscal year of the Company, a copy of the annual audit and Form 10-K report of the Company and its Subsidiaries prepared on a consolidated basis in conformity with GAAP and bearing the unqualified opinion of an independent certified public accountant of recognized national standing selected by the Company whose opinion shall be in scope and substance satisfactory to the Banks;

          (b) within fifty (50) days after each quarter (except the last quarter) of each fiscal year of the Company, a copy of the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and of the unaudited financial statement of the Company and its Subsidiaries prepared in the same manner as the audit report referred to in preceding clause (a) signed by the Company's chairman, president or chief financial officer and consisting of at least a balance sheet as at the close of such quarter, and statements of income and cash flows for such quarter and for the period from the beginning of such fiscal year to the close of such quarter;

          (c) together with the financial statements furnished by the Company under preceding clauses (a) and (b) and in connection with any acquisition pursuant to Section 11.10(a), a certificate of a Responsible Officer in the form attached hereto as Exhibit M, dated the date of such annual audit report or such quarterly financial statement or acquisition, as the case may be, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 11;

          (d) copies of each filing and report made by the Company or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission and of each communication from the Company or any Subsidiary to stockholders generally, promptly upon the filing or making thereof;

          (e) promptly from time to time, a written report of any change in the list of the Company's Subsidiaries set forth on Exhibit F or in the list of partnerships and joint ventures set forth on Exhibit G;

          (f) promptly upon receipt thereof, a copy of any annual, interim or special audit made by independent accountants, any management control letter issued by them or any other report submitted to the Company's Board of Directors by the independent accountants; and

          (g) promptly from time to time, such other information as the Banks may reasonably request.

     11.2 Books, Records and Inspection..2 Books, Records and Inspection. Maintain, and cause each Subsidiary to maintain, complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities; permit, and cause each Subsidiary to permit, any authorized representative of any of the Banks to visit and inspect any of the properties of the Company or any of the Subsidiaries, upon reasonable prior notice and during regular business hours, including any books and records (and to make extracts therefrom), and to discuss its affairs and finances as often as the Banks may reasonably request.

     11.3 Conduct of Business..3 Conduct of Business. Maintain and cause each Subsidiary to maintain its respective existence and use its best efforts to maintain in full force and effect all franchises (including but not limited to all Pizza Hut, Inc. franchise agreements and licenses), licenses, leases, contracts and other authority and rights which are material to the Company and the Subsidiaries, taken as a whole.

     11.4 Taxes..4 Taxes. Pay, and cause each Subsidiary to pay, when due, all taxes, assessments and other governmental charges or levies imposed upon it, its income or any of its properties, franchises or assets, unless and only to the extent that the Company or such Subsidiary, as the case may be, is contesting such taxes, assessments and other governmental charges or levies in good faith and by appropriate proceedings and the Company or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

     11.5 Notices..5     Notices.

          (a) Event of Default; Pension Plans. Immediately upon learning of the occurrence of any of the following, provide to each Bank written notice thereof, describing the same and the steps being taken by the Company or the Subsidiary or the ERISA Affiliate affected with respect thereto: (i) the occurrence of an Event of Default or an Unmatured Event of Default or (ii) the occurrence of a Reportable Event with respect to any Plan, the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan, or the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan with respect to which it is a "substantial employer" within the meaning of section 4063 of ERISA.

          (b) Litigation. Notify each Bank (i) promptly upon learning thereof, of the institution or existence of any litigation, arbitration or governmental proceedings which is material to the Company and the Subsidiaries taken as a whole and (ii) of any judgment or decree entered against the Company or any Subsidiary within five business days after such entry if the aggregate amount of all judgments and decrees then outstanding against the Company and all the Subsidiaries exceed $1,500,000 after deducting (A) the amount with respect to which the Company or any Subsidiary is insured and with respect to which the insurer has not disclaimed liability, and (B) the amount for which the Company or any Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Banks.

          (c) Indebtedness. Notify each Bank of any Indebtedness incurred in connection with Liens permitted under Section 11.8(c) if the amount thereof exceeds $1,500,000.

     11.6 Pension Plans..6 Pension Plans. Not permit, and not permit any Subsidiary to permit, any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, and not engage in, or permit to exist or occur, or permit any of its Subsidiaries to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Plan which could result in the incurrence by the Company or any of its Subsidiaries of any material liability, fine or penalty.

     11.7 Expenses..7 Expenses. Whether or not any Loan is made hereunder, pay the Banks upon demand for all reasonable expenses, including reasonable fees of attorneys for the Agent and the Banks (who may be employees of the Agent and the Banks) and other legal expenses and costs of collection, incurred by (i) the Agent in connection with the preparation, negotiation, execution and amendment of, and waivers to, this Agreement, the Note and any document required to be furnished herewith, and (ii) the Agent and the Banks in connection with the enforcement of the Company's obligations hereunder or under the Note. The Company also agrees to (x) indemnify and hold the Agent harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Loans or disbursing the proceeds thereof or issuing Letters of Credit, and (y) pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Note or any other instrument or document provided for herein or delivered or to be delivered hereunder or in connection herewith. The Company's foregoing obligations shall survive any termination of this Agreement.

     11.8 Indebtedness..8 Indebtedness. Not, and not permit any Subsidiary to, incur or permit to exist any Indebtedness, except: (a) Indebtedness to the Agent and the Banks under the terms of the Loan Documents; (b) Indebtedness of the Company having maturities and terms, and which is subordinated to payment of the Note in a manner, approved in writing by the Banks; (c) Indebtedness of the Company or any Subsidiary hereafter incurred in connection with the Liens permitted by paragraph (7) of the definition of Permitted Liens; (d)
Indebtedness outstanding on the date hereof and listed on Exhibit H; and (e) other unsecured Indebtedness of the Company (including Indebtedness permitted by Section 11.20) and unsecured Indebtedness of any Subsidiary permitted by
Section 11.20, provided that such Indebtedness is incurred when no Event of Default or Unmatured Event of Default exists or would result therefrom and such Indebtedness exists under agreements that contain representations, warranties, covenants and defaults no more burdensome to the Company or any Subsidiary than those set forth herein; provided that the aggregate of all Indebtedness of Subsidiaries shall not exceed $15,000,000 at any time outstanding.

     11.9  Liens..9   Liens.  Not, and not permit any Subsidiary to,  create  or permit to exist any Lien with respect to any assets now owned or hereafter acquired, except for Permitted Liens and Liens referred to in Section 10.8.

     11.10 Merger, Purchase and Sale..10 Merger, Purchase and Sale. Not, and not permit any Subsidiary to, be a party to any merger or consolidation; not, and not permit any Subsidiary to, in any one fiscal year, sell, transfer, convey, lease or otherwise dispose of assets of the Company and its Subsidiaries which exceed in the aggregate, for the Company and its Subsidiaries taken as a whole, five percent (5%) of the Value of the Company's consolidated total assets determined as of the end of the immediately preceding fiscal year, or purchase or otherwise acquire all or substantially all the assets of any Person. Notwithstanding the foregoing:

          (a) subject to the last sentence of this Section 11.10 and the prior delivery to the Agent of a certificate in the form of Exhibit M giving effect thereto, the Company or any Subsidiary thereof may acquire any other franchisee of Pizza Hut, Inc. or Romacorp, Inc.;

          (b) any wholly-owned Subsidiary of the Company may merge into the Company (provided that the Company is the surviving corporation) or into or with any other wholly-owned Subsidiary of the Company;

          (c) any wholly-owned Subsidiary of the Company may be consolidated with any other wholly-owned Subsidiary thereof so long as immediately thereafter 100% of the voting stock or other ownership interest of the resulting Person is owned by the Company or another wholly-owned Subsidiary of the Company; and
          (d) any wholly-owned Subsidiary of the Company may sell, transfer, convey, lease or assign all or a substantial part of its assets to the Company or another wholly-owned Subsidiary of the Company;

provided, in each of the cases described in the preceding clauses, that immediately thereafter and after giving effect thereto, no Event of Default or Unmatured Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall use in excess of $50,000,000 of borrowings hereunder for any single acquisition of, or Investment in, any Person or Persons or the assets of any Person or Persons without the prior written consent of the Majority Banks.

     11.11      Nature of Business..11   Nature of Business.  Engage, and  cause
each Subsidiary to engage, in substantially the same fields of business as it is engaged in on the date hereof.

     11.12 Franchise Rights..12 Franchise Rights. Not permit any change, termination, or loss of its or any Subsidiary's rights to operate as a franchisee of Pizza Hut, Inc., which would have a material adverse affect on the Company and its Subsidiaries taken as a whole.

     11.13 Net Worth..13 Net Worth. Not permit the Company's Consolidated Net Worth during any fiscal quarter ending after December 31, 1996, to be less than the sum of (i) $83,000,000 plus (ii) fifty percent (50%) of the Company's Consolidated Net Earnings for each fiscal quarter ending after December 31, 1996 (excluding any fiscal quarter in which there is a loss).

     11.14 Leverage Ratio..14 Leverage Ratio. Not permit the Indebtedness to Pro Forma EBITDA Ratio as of the last day of any Computation Period to exceed
3.00 to 1.00.

     11.15 Fixed Charge Coverage..15 Fixed Charge Coverage. Not permit the ratio of (a) Pro Forma EBITDA as of the last day of any Computation Period plus the consolidated operating lease rental expense of the Company and its Subsidiaries for such Computation Period to (b) the sum of (i) consolidated interest expense of the Company and its Subsidiaries for such Computation Period, plus (ii) the consolidated operating lease rental expense of the Company and its Subsidiaries for such Computation Period to be less than 1.50 to 1.00 on the last day of such Computation Period.

     For purposes of this Section 11.15, interest expense shall include, without limitation, implicit interest expenses on Capitalized Leases.

     11.16 Insurance..16 Insurance. Maintain, and cause each Subsidiary to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated, and in any event such types and in such amounts and with financially sound and reputable insurers of at least the quality as is described in the certificate furnished pursuant to
Section 10.10. The Company agrees to notify each Bank prior to any material change in or cancellation of any such insurance.

     11.17 Restricted Payments..17 Restricted Payments. Not, and not permit any Subsidiary to, purchase or redeem any shares of its stock, declare or pay any dividends thereon (other than stock dividends), make any distribution to stockholders as such or set aside any funds for any such purpose, and not, and not permit any Subsidiary to, prepay, purchase or redeem any subordinated Indebtedness of the Company or any Subsidiary if, before or after giving effect to such transaction, an Event of Default or Unmatured Event of Default has occurred and is continuing.

     11.18 Leases..18 Leases. Not enter into or permit to exist, or permit any Subsidiary to enter into or permit to exist, any arrangements for the leasing by it or any of its Subsidiaries, as lessee, of any real or personal property under leases (other than Capitalized Leases) if, immediately before and after giving effect thereto, an Event of Default or Unmatured Event of Default shall exist or be continuing. For purposes of determining whether the entering into any lease results in a breach of Section 11.15, the Company shall make the calculation required under such Section as of the date such lease is entered into on assumption that the rental expense that is expected to be incurred during the twelve-month period following the entering into the lease was incurred during the twelve-month period ending on the date of such calculation.

     11.19 Company's and Subsidiaries' Stock..19 Company's and Subsidiaries' Stock. Not, and not permit any Subsidiary to, (i) purchase or otherwise acquire any shares of the stock of the Company if, before or after giving effect to such transaction, an Event of Default or Unmatured Event of Default has occurred and is continuing, or (ii) take any action, or permit any Subsidiary to take any action, which will result in a decrease in the Company's or any Subsidiaries ownership interest in any Significant Subsidiary.

     11.20 Guaranties..20 Guaranties. Not, and not permit any Subsidiary to, become a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person, except for
(i) the endorsement, in the ordinary course of collection, of instruments payable to it or its order and (ii) as to the Company, guarantees of obligations which do not exceed $5,000,000.00 in the aggregate at any one time; provided, however, that in addition to the foregoing, the Company may enter into and perform its obligations under the Indemnification Agreements.

     11.21      Investments..21      Investments.   Not,  and  not  permit   any
Subsidiary to, make or permit to exist any Investment in any Person, except for:

          (a) Investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States of America or any agency thereof;

          (b) Investments in commercial paper maturing in 270 days or less from the date of issuance rated in the highest grade by a nationally recognized credit rating agency;

          (c) Investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating at least $100,000,000;

          (d) Subject to the last sentence of Section 11.10, Investments in other Pizza Hut, Inc. or Romacorp, Inc. franchisees as long as, before or after giving effect to such Investment, no Event of Default or Unmatured Event of Default has occurred which is continuing;

          (e) Investments outstanding on the date hereof and listed on Exhibit I; and

          (f) other liquid Investments (except Investments prohibited under Section 11.10 or 11.20), as selected by the Company or a Subsidiary, not to exceed $5,000,000 in the aggregate at any one time for the Company and all Subsidiaries.

     11.22      Subsidiaries..22     Subsidiaries.  Except  as  permitted  under
Section 11.21(d), not, without the Banks' prior written consent, create or acquire, or permit any Subsidiary to create or acquire, any Significant Subsidiaries in addition to those existing on the date of this Agreement. The Company shall immediately cause each Subsidiary hereafter created or acquired by the Company or any Subsidiary to provide to the Agent for the benefit of the Banks the following: (a) all documents, agreements and other instruments described in Sections 9.2, 9.3, 9.4 and 9.5 with respect to such Subsidiary; and
(b) all information regarding the condition (financial or otherwise), business and operations of such Subsidiary as the Agent or any Bank may reasonably request.

     11.23 Unconditional Purchase Obligation..23 Unconditional Purchase Obligation. Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if (a) such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services and (b) the aggregate amount payable over the full remaining terms of all such contracts exceeds $1,500,000 in the aggregate for the Company and its Subsidiaries.

     11.24 Other Agreements..24 Other Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would be violated or breached by the Company's or any Subsidiaries performance of its obligations hereunder or under any instrument or document delivered or to be delivered by such Person hereunder or in connection herewith.

     11.25 Use of Proceeds..25 Use of Proceeds. Not permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, and furnish to each Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 (or such other form or forms as may be required by Regulation U) referred to in Regulation U.

     11.26 Amendment to Loan Documents..26 Amendment to Loan Documents. Within 180 days after the date hereof, enter into, and cause its Subsidiaries to enter into, an amendment to this Agreement and such other documents as the Agent deems necessary, and in form and substance satisfactory to the Company and Banks, to accomplish one of the following:

          (a) Implement the tax restructuring outlined in that certain letter from the Borrower to the Agent dated as of December 27, 1996, together with a reorganization of the Loan Documents consistent with the Summary of Terms and Conditions dated as of February 5, 1997 among the Agent, Chase Securities, Inc. and the Borrower, whereby NPC Management, Inc. shall be the "Borrower" and all of the Affiliates and Subsidiaries of NPC Management, Inc. shall guarantee its obligations to the Agent and the Banks; or

          (b) Add all direct and indirect Subsidiaries as co-Borrowers or guarantors; or

          (c) Such other reorganization and/or amendments as to which the Company, the Agent and Banks may agree.

12.  EVENTS OF DEFAULT AND REMEDIES..   EVENTS OF DEFAULT AND REMEDIES.

     12.1  Events  of Default..1     Events of Default.  Each of  the  following
shall constitute an Event of Default under this Agreement:

          (a Non-Payment. (i) Default in the payment, when due, of any principal of the Note or any fee hereunder; or (ii) default, and the continuance thereof for 10 days, in the payment, when due, of any interest on the Note or any other amount owing by the Borrower to the Agent or the Banks pursuant to this Agreement or any other Loan Document.

          (b Non-Payment of Other Indebtedness. Default in the payment when due, whether by acceleration or otherwise (subject to any applicable grace period), of any Indebtedness of, or guaranteed by, the Company or any Subsidiary (other than the Indebtedness evidenced by the Note) in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries.

          (c Acceleration of Other Indebtedness. Any event or condition shall occur which (i) results in the acceleration of the maturity of any Indebtedness in excess (in the aggregate for the Company and its Subsidiaries) of $1,000,000 of, or guaranteed by, the Company or any Subsidiary (other than the Indebtedness evidenced by the Note) or (ii) enables the holder or holders of such other Indebtedness or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other Indebtedness.

          (d Other Obligations. Default in the payment when due, whether by acceleration or otherwise, or in the performance or observance (subject to any applicable grace period) of (i) any material obligation or agreement in excess in the aggregate of $1,000,000 of the Company or any Subsidiary to or with any Bank (other than any obligation or agreement of the Company of the Subsidiaries under the Loan Documents), or (ii) any material obligation or agreement in excess in the aggregate of $1,000,000 of the Company or any Subsidiary to or with any other Person (other than (x) any such material obligation or agreement constituting or related to Indebtedness, (y) accounts payable arising in the ordinary course of business, and (z) any material obligation or agreement of any Subsidiary to the Company or to any other Subsidiary), except only to the extent that the existence of any such default is being contested by the Company or such Subsidiary, as the case may be, in good faith and by appropriate proceedings and the Company or such Subsidiary shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

          (e Insolvency. The Company or any of the Subsidiaries becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or a substantial part of the property of the Company or such Subsidiary, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any of the Subsidiaries or for a substantial part of the property of the Company or any of the Subsidiaries and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against the Company or any of the Subsidiaries and, if instituted against the Company or any of the Subsidiaries, is consented to or acquiesced in by the Company or such Subsidiary or remains for 30 days undismissed; or any warrant of attachment is issued against any substantial part of the property of the Company or any of the Subsidiaries which is not released within 30 days of service.

          (f Pension Plans. A Termination Event occurs with respect to any Plan if, at the time such Termination Event occurs, such Plan's then "vested liabilities" (as defined in section 3(25) of ERISA) would exceed the then value of such Plan's assets.

          (g Financial Covenants; Agreements. The Company fails to perform or observe any agreement contained in Section 11.8, 11.9, 11.10, 11.13, 11.14, 11.15, 11.16, 11.19, 11.20, 11.21 or 11.22 and such failure shall not be remedied within five (5) days after the chairman, president or chief financial officer of the Company obtains actual knowledge thereof; or the Company fails to deliver the notice required by Section 11.5(a)(i) or fails to perform or observe
Section 11.26; or the Company or any Subsidiary fails to perform or observe any other agreement set forth in this Agreement or any other Loan Document to which it is a party (and not constituting an Event of Default under any of the other subsections of this Section 12.1) and continuance of such failure for thirty
(30) days after the chairman, president or chief financial officer of the Company obtains actual knowledge thereof.

          (h Warranty. Any warranty made by the Company or any Subsidiary herein or any other Loan Document to which it is a party is untrue in any material respect, or any schedule, statement, report, notice, certificate or other writing furnished by the Company or any Subsidiary to any Bank is untrue in any material respect on the date as of which the facts set forth therein are stated or certified, or any certification made or deemed made by the Company or any Subsidiary to any Bank is untrue in any material respect on or as of the date made or deemed made.

          (i    Litigation.  There shall be entered against the Company  or  any
Subsidiary one or more judgments or decrees in excess of $1,500,000 in the aggregate at any one time outstanding for the Company and all Subsidiaries, excluding those judgments or decrees (i) that shall have been outstanding less than 30 calendar days from the entry thereof or (ii) for and to the extent which the Company or any Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which the Company or any Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Banks.

          (j Franchise Agreement. The Company or any Subsidiary takes any action or fails to take action which results in the loss of any Franchise Agreement, license or other permit which would preclude the Company or any Subsidiary from operating such franchise under the name "Pizza Hut", and such loss materially adversely affects the business operations or profitability of the Company or such Subsidiary.

          (k Pizza Hut, Inc. If (a) Pizza Hut, Inc. applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for itself or a substantial part of its property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Pizza Hut, Inc. or for a substantial part of its property and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Pizza Hut, Inc. and, if instituted against Pizza Hut, Inc., is consented to or acquiesced in by Pizza Hut, Inc. or remains for 30 days undismissed; or any warrant of attachment is issued against any substantial part of the property of Pizza Hut, Inc. which is not released within 30 days of service; and (b) for the 12-month period ending on the last day of the fiscal quarter end which coincides with or immediately precedes the occurrence of the event described in clause (a), the ratio described in Section
11.15 is less than 2.5 to 1.0.

     12.2 Remedies..2    Remedies.  If any Event of Default described in Section
12.1 shall have occurred and be continuing, the Agent shall upon request of the Supermajority Banks by written notice to the Company declare the Credit to be terminated and entire unpaid principal amount of the Note, all interest accrued and unpaid thereon and all other amounts payable under this Agreement and the Note to be due and payable, whereupon the Credit shall immediately terminate and such amounts shall, except as otherwise expressly provided in this Section 12.2, become immediately due and payable without presentment, demand, protest, declaration or notice of any kind, all of which are hereby expressly waived by the Company (except that if an event described in Section 12.1(e) occurs, the Credit shall immediately terminate and such amounts shall become immediately due and payable without presentment, demand, protest, declaration or notice of any kind, all of which are hereby expressly waived by the Company).

     12.3 Preservation of Security for Unmatured Reimbursement Obligations..3 Preservation of Security for Unmatured Reimbursement Obligations. In the event that, following the occurrence of an Event of Default, any Letters of Credit shall remain outstanding and undrawn upon, the Borrower shall immediately pay to the Agent an amount in immediately available funds equal to 100% of the then aggregate amount of Letters of Credit outstanding, which funds shall be held by the Agent in a collateral account to be maintained by the Agent. Such collateral shall be held for the ratable benefit of TCB as issuer of such Letters of Credit and the Banks holding participations therein. Notwithstanding anything herein to the contrary, such collateral shall be applied solely to unpaid reimbursement obligations arising in respect of any such Letters of Credit and/or the payment of TCB's obligations under any such Letter of Credit when such Letter of Credit is drawn upon. The Borrower hereby agrees to execute and deliver to the Agent and the Banks such security agreements, pledges or other documents as the Agent or any of the Banks may, from time to time, reasonably require to perfect the pledge, lien and security interest in and to any such collateral provided for in this Section 12.3. Upon the payment or expiry of all such outstanding Letters of Credit all such collateral shall be released to the Borrower in due form at the Borrower's cost.

     12.4 Remedies Cumulative. No remedy, right or power conferred upon the Agent or the Banks is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

13.  RELATIONSHIP AMONG BANKS..    RELATIONSHIP AMONG BANKS.

     13.1 Appointment and Grant of Authority..1 Appointment and Grant of Authority. Each Bank hereby appoints the Agent, and the Agent hereby agrees to act, as agent under this Agreement. The Agent shall have and may exercise such powers under this Agreement as are specifically delegated to the Agent by the terms hereof, together with such other powers as are reasonably incidental thereto. Each Bank hereby authorizes, consents to, and directs the Company to deal with the Agent as the true and lawful agent of such Bank to the extent set forth herein.

     13.2 Non-Reliance on Agent..2 Non-Reliance on Agent. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Company or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company, its Subsidiaries (or any of its related companies) which may come into the Agent's possession.

     13.3  Responsibility of the Agent and Other Matters..3   Responsibility  of
the Agent and Other Matters.

          (a The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and those duties and liabilities shall be subject to the limitations and qualifications set forth in this Section 13. The duties of the Agent shall be mechanical and administrative in nature.

          (b Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent's responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement or any other instrument or document in connection herewith, except for gross negligence or willful misconduct. Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to examine into (i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of (a) this Agreement, the Note or the other Loan Documents, or (b) any document or instrument furnished pursuant to or in connection with this Agreement, the Note or the other Loan Documents, (ii) the collectibility of any amounts owed by the Company, (iii) any recitals or statements or representations or warranties in connection with this Agreement, the Note or the other Loan Documents, (iv) any failure of any party to this Agreement to receive any communication sent, or (v) the assets, liabilities, financial condition, results of operations, business or creditworthiness of the Company and its Subsidiaries.

          (c The Agent shall be entitled to act, and shall be fully protected in acting upon, any communication in whatever form believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper person or persons or entity. The Agent may consult counsel and shall be entitled to act, and shall be fully protected in any action taken in good faith, in accordance with advice given by counsel. The Agent may employ agents and attorney-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or observance by the Company or any Subsidiary of any of the terms, provisions or conditions of this Agreement or the Note or the other Loan Documents.

     13.4 Action on Instructions..4 Action on Instructions. The Agent shall be entitled to act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting, under this Agreement or the Note or any other instrument or document in connection herewith or therewith in accordance with instructions in writing from the Majority Banks (or, if required, all Banks or Supermajority Banks, as the case may be).

     13.5 Indemnification..5 Indemnification. To the extent the Company does not reimburse and save the Agent harmless according to the terms hereof for and from all costs, expenses and disbursements in connection herewith, such costs, expenses and disbursements shall be borne by the Banks ratably in accordance with their Percentages and the Banks hereby agree on such basis (i) to reimburse the Agent for all such costs, expenses and disbursements on request and (ii) to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of the gross negligence or willful misconduct on the part of the Agent, arising out of or in connection with this Agreement, the Note or the other Loan Documents or any instrument or document in connection herewith or therewith, or any request of the Banks, including without limitation the costs, expenses and disbursements in connection with defending itself against any claim or liability, or answering any subpoena, related to the exercise or performance of any of its powers or duties under this Agreement or the taking of any action under or in connection with this Agreement, the Note or the other Loan Documents.

     13.6 TCB and Affiliates..6 TCB and Affiliates. With respect to TCB's Commitment and any Loans by TCB under this Agreement and the Note and any interest of TCB in the Note, TCB shall have the same rights and powers under this Agreement and such Note as any other Bank and may exercise the same as though it were not the Agent. TCB and its affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Company as if TCB were not the Agent.

     13.7 Notice to Holder of Loans..7 Notice to Holder of Loans. The Agent may deem and treat the payees of the Note as the owners thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been filed with the Agent. Any request, authority or consent of any holder of any Loan shall be conclusive and binding on any subsequent holder, transferee or assignee of such Loan.

     13.8 Successor Agent..8 Successor Agent. The Agent may resign at any time by giving 30 days' written notice thereof to the Banks. Upon any such resignation, the Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been appointed by the Banks and accepted such appointment in connection herewith or therewith within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, but shall not be required to, on behalf of the Banks, appoint a successor Agent who has accepted such appointment. Notwithstanding the foregoing provisions of this
Section 13.8, TCB may at any time resign as Agent if concurrently therewith an affiliate of TCB agrees to assume the role of Agent hereunder. After any resigning Agent's resignation hereunder, the provisions of this Section 13 shall continue to be effective as to any action taken or omitted hereunder or in connection herewith prior to such resignation.
14.  GENERAL.. GENERAL.

     14.1 Waiver and Amendments..1 Waiver and Amendments. No delay on the part of any Bank or the holder of any Loan in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to any Bank at law or in equity. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note or any other Loan Document shall in any event be effective unless the same shall be in writing and signed by the Company and the Majority Banks; provided, however, that in no event shall any amendment, modification or waiver, or consent with respect to, Sections 11.13 through 11.15 be effective unless the same shall be in writing and signed by the Supermajority Banks; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following:
(a) waive any of the conditions specified in Section 8 or 9, (b) increase the amounts or extend the terms of the Banks' Commitments or subject the Banks to any additional obligations, (c) reduce the principal of, or interest on, the Note or any fees hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Note or any fees hereunder, or change the amount due on such date, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Note, or the number of Banks, which shall be required to take action hereunder, (f) release any collateral or any guarantor, if any, from its obligations; (g) change the definition of Majority Banks or Supermajority Banks; (h) change any provisions of Section 11.26; or
(i) change any provisions of this Section 14.1; provided, further, that no amendment, waiver or consent to Section 13 shall be effective unless signed by the Agent. Any waiver of any provision of this Agreement or the Note or any other Loan Document, and any consent to any departure by the Company or any Subsidiary from the terms of any provision of this Agreement, the Note or any other Loan Document, shall be effective only in the specific instance and for the specific purpose for which given.

     14.2 Notices..2 Notices. Except as otherwise expressly provided herein, any notice hereunder between the parties shall be in writing (including telegraphic, telex or telecopy communication) and shall be given to the Company, the Agent or any Bank at its address, telex number or telecopier number set forth on the signature pages hereof or at such other address, telex number or telecopier number as the Company, the Agent or such Bank may, by written notice, designate as its address, telex number or telecopier number for purposes of notice hereunder. All such notices shall be deemed to be given when transmitted by telex and the appropriate answerback is received, transmitted by telecopier, delivered to the telegraph office, personally delivered or, in the case of a mailed notice, three Banking Days after the date sent by registered or certified mail, postage prepaid, in each case addressed as specified in this Section 14.2; provided, however, that notices to the Agent shall not be effective until actually received by the Agent.

     14.3    Severability;    Participations;    Assignments..3    Severability;
Participations; Assignments.

          (a Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          (b Participations. Any Bank may grant one or more participations in any Loan or any Letters of Credit, and participant shall have the rights (and be subject to the obligations) of a Bank set forth in Sections 6.4, 6.5, 7 and 11.7 hereof as if such participant were a Bank hereunder; provided, however, that

          (i0   no participation contemplated in this Section 14.3 shall relieve the participating Bank from its Commitment or its other obligations hereunder,

          (ii0 such Bank shall remain solely responsible for the performance of its Commitment and such other obligations,

          (iii0     the Company and the Agent shall continue to deal solely  and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and

          (iv0 no participant, unless such participant is an Affiliate of such Bank, or is itself a Bank, shall be entitled to require such Bank to take or refrain from taking any action hereunder, except that such Bank may agree with any participant that such Bank will not, without such participant's consent, take any actions of the type described in clauses
     (a) through (f) of Section 14.1.

          (c   Assignments.

          (i0 Subject to the prior written consent of the Company, such consent not to be unreasonably withheld or delayed (provided that such consent shall not be required if an Event of Default has occurred and is continuing), each Bank may assign to any Person (the "Assignee") all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank's rights and obligations under this Agreement, (ii) the total amount of the Commitment so assigned to an Assignee or to an Assignee and its affiliates taken as a whole shall equal or exceed the lesser of (A) $5,000,000, or (B) the sum of the remaining Commitment held by the assigning Bank, (iii) the parties to each such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in substantially the form attached hereto as Exhibit N ("Assignment and Acceptance"), together with a processing and recordation fee of $2,000, and (iv) the prior written consent of the Company shall not be required for any assignment to such Bank's Affiliate. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date on which such Assignment and Acceptance is accepted by the Agent, (x) the Assignee thereunder shall be a party hereto and, to the Assignment and Acceptance, have the rights and obligations of a Bank under the Loan Documents and (y) the Bank assignor thereunder shall be deemed to have relinquished its rights and to be released from its obligations under the Loan Documents, to the extent (and only to the extent) that its rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under the Loan Documents, such Bank shall cease to be a party thereto).

          (ii0 By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any Subsidiary or the performance or observance by the Company or any Subsidiary of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of the Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 11.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

          (iii0      The Agent shall maintain at its address referred to on  the signature pages hereto a copy of each Assignment and Acceptance delivered to and accepted by it.

          (iv0 Upon its receipt of an Assignment and Acceptance executed by an assigning Bank, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance and (ii) give prompt notice thereof to the Company.

          (v0 Anything in this Section 14.3 to the contrary notwithstanding, any Bank may at any time, without the consent of any Person, assign and pledge all or any portion of its Commitment and the Loans owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

     14.4 Indemnification..4 Indemnification. The Company hereby indemnifies and holds harmless the Agent and each Bank and each of the Agent's and the Banks' directors, counsels, officers, employees, agents, persons controlling or controlled by any of them and their assigns (collectively the "Indemnified Parties") from and against any and all losses, claims, damages, costs, liabilities and expenses (including, without limitation, reasonable attorneys' fees, disbursements and any out-of-pocket expenses) to which any of the Indemnified Parties may become subject, whether directly or indirectly, that result or arise from, or relate to, any claim, action, lawsuit, or proceeding related to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans or (ii) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Indemnified Parties; provided, however, that an Indemnified Party shall refund to the Company any amount received from the Company for losses, damages, costs and expenses incurred by such Person but which a court of competent jurisdiction has found resulted solely from such Person's own gross negligence or willful misconduct (individually and not as a co-conspirator with the Company or any affiliate thereof); provided further, that it is the intention of the Company to indemnify the Indemnified Parties against the consequences of their own negligence. The foregoing obligations of the Company shall survive termination of this Agreement.

     14.5  LAW..5     LAW.  THIS AGREEMENT AND THE NOTE SHALL BE CONTRACTS  MADE
UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS.

     14.6 Successors..6 Successors. This Agreement shall be binding upon the Company, the Agent and the Banks and their respective successors and assigns, and shall inure to the benefit of the Company, the Agent and the Banks and the successors and assigns of the Agent and the Banks. The Company shall not assign its rights or duties hereunder without the consent of all Banks.

     14.7 Subsidiary Reference..7 Subsidiary Reference. Any reference herein to a Subsidiary or Subsidiaries of any Person, and any financial ratio or restriction or other provision of this Agreement which is stated to be applicable to such Person "and its Subsidiaries" or which is to be determined on a "consolidated" basis, shall apply only to the extent such Person has any Subsidiaries and, where applicable, only to the extent any such Subsidiaries are consolidated with such Person for financial reporting purposes.

     14.8 ENTIRE AGREEMENT..8 ENTIRE AGREEMENT. THIS AGREEMENT, TOGETHER WITH ALL OTHER WRITTEN AGREEMENTS BETWEEN THE PARTIES HERETO, IS THE FINAL EXPRESS OF THE CREDIT AGREEMENT BETWEEN THE PARTIES HERETO, AND SUCH WRITTEN CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN THE PARTIES HERETO.

     14.9 Counterparts..9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed an original, but all such counterparts shall together constitute but one and the same Agreement.

     14.10 Interest..10 Interest. All agreements between the Company, the Agent and any Bank, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on the Note or otherwise, shall the amount contracted for, charged, reserved or received by the Agent or any Bank for the use, forbearance, or detention of the money to be loaned under this Agreement or otherwise or for the payment or performance of any covenant or obligation contained herein exceed the Highest Lawful Rate. If, as a result of any circumstances whatsoever, fulfillment by the Company of any provision hereof or of the Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law or result in the Agent or any Bank having or being deemed to have contracted for, charged, reserved or received interest (or amounts deemed to be interest) in excess of the maximum lawful rate or amount of interest allowed by applicable law to be so contracted for, charged, reserved or received by the Agent or such Bank, then, ipso facto, the obligation to be fulfilled by the Company shall be reduced to the limit of such validity, and if, from any such circumstance, the Agent or any Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be refunded to the Company, or, to the extent (i) permitted by applicable law and (ii) such excessive interest does not exceed the unpaid principal balance of the Note and the amounts owing on other obligations of the Company to the Agent or any Bank under this Agreement and the Note, applied to the reduction of the principal amount owing on account of the Note or the amounts owing on other obligations of the Company to the Agent or any Bank under this Agreement and the Note and not to the payment of interest. All sums paid or agreed to paid to the Agent or any Bank for the use, forbearance of detention of the indebtedness of the Company, to the Agent or to any Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal thereof (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. The terms and provisions of this Section 14.10 shall control and supersede every other provision hereof and of all other agreements between the Company, the Agent and the Banks. "Highest Lawful Rate" shall mean with respect to each Bank, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Notes or on other amounts, if any, due to such Bank pursuant to this Agreement or the Notes, under laws applicable to such Bank which presently in effect, or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. To the extent required by applicable law in determining the Highest Lawful Rate with respect to any Bank as of any date, there shall be taken into account the aggregate amount of all payments and charges theretofore charged, reserved or received by such Bank hereunder or under the Note which constitute or are deemed to constitute interest under applicable law.

                TEXAS BUSINESS AND COMMERCE CODE
                          26.02 NOTICE

     FINAL AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                   NPC INTERNATIONAL, INC.


                                   By:
                                   Name:
                                   Title:

                                   Address:       720 W. 20th Street
                                           P. O. Box 643
                                           Pittsburgh, KS 66762
                                   Attention:     James Schwartz

                                   Fax:    (316) 231-1199

                                   TEXAS COMMERCE BANK
                                   NATIONAL ASSOCIATION,
                                   Individually and as Agent
Initial Amount
of Commitment       Share

$20,000,000              12.5%                                        By:
                                   Name:
                                   Title:
                                   Address:       712 Main
                                           Houston, Texas 77002
                                   Attn:   John Sarvadi
                                   Fax: (713) 216-6710

                                   NATIONSBANK OF TEXAS, N.A.
                                   Individually and as Documentation Agent
Initial Amount
of Commitment       Share

$19,000,000              11.875%                             By:
                                   Name:
                                   Title:
                                   Address:       901 Main St., 67th Floor
                                           Dallas, Texas 75202
                                   Attn:   Suzanne Smith
                                   Fax: (214) 508-0980

                                   UNITED STATES NATIONAL BANK
                                   OF OREGON
Initial Amount
of Commitment       Share

$15,000,000              9.3750%                             By:
                                   Name:
                                   Title:
                                   Address:        101 South Capital Blvd.,  8th
Floor
                                           Boise, ID 83733
                                   Attn:   Roger Weis
                                   Fax: (208) 383-7563

                                   FIRST UNION NATIONAL BANK OF
                                   NORTH CAROLINA
Initial Amount
of Commitment       Share

$15,000,000              9.3750%                             By:
                                   Name:
                                   Title:
                                   Address:       One First Union Center,
                                                  Floor #DC-5
                                           Charlotte, NC 28288
                                   Attn:   Tom Bohrer
                                   Fax: (704) 374-2802

                                   HARRIS TRUST AND SAVINGS BANK
Initial Amount
of Commitment       Share

$15,000,000              9.3750%                             By:
                                   Name:
                                   Title:
                                   Address:       111 West Monroe Street,
                                                  Suite 2 West
                                           Chicago, IL 60603
                                   Attn:   Michael Newton
                                   Fax: (312) 293-4856

                                   HIBERNIA NATIONAL BANK
Initial Amount
of Commitment       Share

$12,000,000              7.5%                                By:
                                   Name:
                                   Title:
                                   Address: 313 Carondelet,National Accounts
                                           12th Floor
                                           New Orleans, LA 70130
                                   Attn:   Jeffrey Peck
                                   Fax: (504) 533-5344

                                   SUNTRUST BANK, ATLANTA
Initial Amount
of Commitment       Share

$12,000,000              7.5%                                By:
                                   Name:
                                   Title:
                                   Address:       25 Park Place, 24th Floor
                                                  Atlanta, GA 30303
                                   Attn:   Charles Johnson
                                   Fax: (404) 588-8505





                                   MERCANTILE BANK NATIONAL
                                   ASSOCIATION
Initial Amount
of Commitment       Share

$12,000,000              7.5%                                By:
                                   Name:
                                   Title:
                                   Address:       One Mercantile Center, 12-3
                                                  St. Louis, MO 63101
                                   Attn:   Ann Kelly
                                   Fax: (314) 425-8292

                                   ABN AMRO BANK N.V.
Initial Amount
of Commitment       Share

$12,000,000              7.5%                                By:
                                   Name:
                                   Title:


                                   By:
                                   Name:
                                   Title:
                                   Address:       135 S. LaSalle St.
                                                  Chicago, IL 60603
                                   Attn:   Amy Lauterjung
                                   Fax: (312) 606-8425


                                   FIRST NATIONAL BANK OF COMMERCE
Initial Amount
of Commitment       Share

$7,000,000               4.3750%                             By:
                                   Name:
                                   Title:
                                   Address: 201  St. Charles  Ave.,  28thFloor
                                            New Orleans, LA 70170
                                   Attn:   Louis Ballero
                                   Fax: (504) 623-1738
                                   BANK OF OKLAHOMA, N.A.
Initial Amount
of Commitment       Share

$7,000,000               4.3750%                             By:
                                   Name:
                                   Title:
                                   Address:       1 Williams Center
                                                  Tulsa, OK 74172
                                   Attn:   Jane Faulkenberry
                                   Fax: (918) 588-6880

                                   THE SANWA BANK, LIMITED,
                                   CHICAGO BRANCH
Initial Amount
of Commitment       Share

$7,000,000               4.3750%                             By:
                                   Name:
                                   Title:
                                   Address: 10  South  Wacker  Dr.,  31st Floor
                                            Chicago, IL 60606
                                   Attn:   Gordon Holtby
                                   Fax: (312) 346-6677

                                   LIBERTY BANK & TRUST COMPANY
                                   OF TULSA, NATIONAL ASSOCIATION
Initial Amount
of Commitment       Share

$7,000,000               4.3750%                             By:
                                   Name:
                                   Title:
                                   Address:       15 East 5th St.
                                                  Tulsa, OK 74103
                                   Attn:   Bob Mattax
                                   Fax: (918) 586-5952

TOTAL AMOUNT OF          TOTAL
INITIAL COMMITMENTS      SHARES

$160,000,000                  100%


EXHIBIT A                           Form of Note
EXHIBIT B                           Request for Extension of Termination Date
EXHIBIT C                           Litigation
EXHIBIT D                           Liens
EXHIBIT E                           Insurance
EXHIBIT F                           Subsidiaries
EXHIBIT G                           Partnerships/Joint Ventures
EXHIBIT H                           Indebtedness
EXHIBIT I                           Investments
EXHIBIT J                           Opinion  of  Counsel  to
                                    Company
EXHIBIT K                           Notice of Borrowing
EXHIBIT L                           Notice of Continuation/Conversion
EXHIBIT M                           Compliance Certificate
EXHIBIT N                           Assignment and Acceptance
EXHIBIT O                           Letter of Credit Application
EXHIBIT P                           Existing Letters of Credit